Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-184670, 333-146351, 333-121377 and 333-87024), and S-3 (No. 333-195479) of Open Text Corporation of our report dated August 3, 2016, except with respect to our opinion on the financial statements insofar as it relates to the revision described in Note B as to which the date is December 5, 2016, relating to the financial statements of the Enterprise Content Division of Dell Technologies, Inc., which appears in this Current Report on Form 8-K of Open Text Corporation dated December 9, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, MA

December 9, 2016

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